UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   May 18, 2010

ACCREDITED MEMBERS HOLDING CORPORATION
(Name of registrant as specified in its charter)

Colorado	000-525-33	20-8097439
State of Incorporation	Commision File Number	IRS Employer Identification No

7660 Goddard Street, Suite 100
 Colorado Springs, CO 80920
Address of principal executive offices

719-265-5821
Telephone number, including Area code

 _____________
Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry Into a Material Definitive Agreement

    On May 18, 2010 Accredited Members Holding Corporation (the “Company”) entered into a Management Services Agreement (the “Agreement”) with World Wide Premium Packers, Inc (“WWPP”).    The Agreement provides that the Company will provide certain administrative and other corporate management services on behalf of WWPP including the administration and implementation of accounting and general financial book-keeping functions, the coordination of certain sales and marketing activities, and standard investor relations services.  WWPP has agreed to pay the Company $75,000 per month for the management services. The Agreement is for an initial one year term but will be automatically renewed for successive six month periods unless the Agreement is terminated as a result of a material breach by either party or if either party provides notice of its intent to not renew the Agreement.   The Agreement also provides that the Company and WWPP have agreed to indemnity each other from and against costs and expenses to which the other party may become subject as a result of the Agreement.

    WWPP is a new business enterprise and is currently engaged in the business of marketing and selling prime and high choice meats that are produced by third party packing facilities.  J.W. Roth, the Co-Chairman of the Company’s Board of Directors is also an officer, director and significant shareholder of WWPP.

Item 9.01   Exhibits.

10.1	Management Services Agreement between Accredited Members Holding Corporation and World Wide Premium Packers, Inc.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 24th day of May 2010.

Accredited Members Holding Corporation

By:	/s/ Kent Kiefer
Chief Executive Officer